Exhibit 10.1

October 1, 2006

Global Green Solutions, Inc.
609 Granville Street, Suite 880
Vancouver, BC, Canada V7Y 1G5

RE:   CONTRACT FOR FINANCIAL INVESTOR RELATIONS FOR GLOBAL GREEN SOLUTIONS INC.

Murdock Capital Partners Corp. (MCP) will serve as financial/investor relations counsel for Global Green Solutions Inc.( GGRN) for a period of 12 months, cancelable by either party in writing with 30 days notice. This agreement may be renewed and/or extended for an additional 12 months in the 12th month of this agreement. Duties will involve:

  Daily liaison work with retail shareholders, interested brokers, institutional investors, research analysts and the media for continuous extensive coverage of corporate events.
  Editing of all SEC required press releases and other newsworthy events in coordination with Doug Frater and/or his legal designated representative(s). Assist with the presentations at meetings.
  Editing of all communications to stockholders, including stockholders' information letters and intermittent progress reports.
  Refining list of market makers with additional upgraded brokerage firms to make a market in GGRN.
  Scheduling of meetings for management of GGRN with high quality money managers, research analysts in the investment community to create viable and continuing interest in GGRN.
  Publishing of a research report under the Innovative Research Associates', Inc.'s aegis and updating on a quarterly basis (this may also be included in the public relations brochure/investor kit).

For the above services, GGRN will provide the following compensation:

  140,000 shares of restricted common stock of GGRN vesting at the rate of33, 333 shares per month and payable quarterly.
  A cash fee of $5,000 per month, payable quarterly in advance.
  A two year warrant for 400,000 shares of GGRN common stock to be issued at a strike price of $1.40 per share. The underlying shares will vest at the rate of 33, 333 shares per month, and the warrant will be issued semi annually.
  All standard warrant conditions apply. Warrant will be exercised by Murdock Capital Partners on or before its expiration date
  All incidental expenditures, including travel and entertainment, will be subject to the approval of GGRN management and GGRN shall reimburse MCP within ten days of submitting to GGRN. In addition, all expenses associated with the production of the research report, (stationery, printing and mailing costs) will be billed to GGRN.
  GGRN may request additional financial consulting services not covered in this agreement, including the raising of funds. Terms and conditions of the request shall be covered under a separate agreement between GGRN and MCP.
  Warrant(s) that are issued under this agreement will remain the property of Murdock Capital Partners Corp.

Murdock Capital Partners Corp.     GLOBAL GREEN SOLUTIONS, INC.

Name: Thomas M. Dean                  Name: Doug Frater

Title: President                                 Title: CEO

Signature: THOMAS M. DEAN      Signature: J. DOUGLAS FRATER

Date: October 1, 2006                     Date: October 31, 2006